Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Results for Second Quarter 2014

Houston, Texas (Thursday, July 31, 2014) – Enterprise Products Partners L.P. ("Enterprise") (NYSE: EPD) today announced its financial results for the three and six months ended June 30, 2014.

Second Quarter 2014 Highlights
	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
($ in millions, except per unit amounts)
Gross operating margin (1)	$1,263	$1,142	$2,593	$2,373
Net income (2) (3)	$647	$553	$1,453	$1,309
Fully diluted earnings per unit (2) (3)	$0.68	$0.60	$1.53	$1.43
Adjusted EBITDA (1)	$1,243	$1,104	$2,602	$2,354
Distributable cash flow (1)	$954	$925	$2,041	$1,822

(1)
Gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") and distributable cash flow are non-generally accepted accounting principle ("non-GAAP") financial measures that are defined and reconciled later in this press release.

(2)
Net income and fully diluted earnings per unit for the second quarter of 2014 include net gains of $7 million, or $0.01 per unit, attributable to asset sales, whereas net income and fully diluted earnings per unit for the second quarter of 2013 include net losses of $6 million, or $0.01 per unit, attributable to asset sales.  For the six months ended June 30, 2014 and 2013, net income and fully diluted earnings per unit include net gains of $96 million, or $0.10 per unit, and $58 million, or $0.06 per unit, respectively, attributable to asset sales and insurance recoveries.

(3)
Net income and fully diluted earnings per unit include non-cash asset impairment charges for the second quarters of 2014 and 2013 of $4 million, or less than $0.01 per unit, and $27 million, or $0.03 per unit, respectively.  Non-cash asset impairment charges for the six months ended June 30, 2014 and 2013 were $13 million, or $0.01 per unit, and $38 million, or $0.04 per unit, respectively, with both amounts on a fully diluted basis.

•
Enterprise increased its cash distribution with respect to the second quarter of 2014 to $0.72 per unit, or $2.88 per unit on an annualized basis, which represents a 5.9 percent increase from the distribution paid with respect to the second quarter of 2013.  This is the 40th consecutive quarterly increase and the 49th increase since the partnership's initial public offering in 1998.  The distribution with respect to the second quarter of 2014 will be paid on August 7, 2014 to unitholders of record as of the close of business on July 31, 2014;

•
Enterprise reported distributable cash flow of $954 million for the second quarter of 2014, which provided 1.4 times coverage of the $0.72 per unit cash distribution that will be paid to common unitholders.  Enterprise retained approximately $293 million of distributable cash flow for the second quarter of 2014;

•
Enterprise's natural gas liquid ("NGL"), crude oil, refined products and petrochemical pipeline volumes for the second quarter of 2014 increased 7 percent to a record 5.2 million barrels per day ("BPD") compared to the second quarter of 2013.  Total natural gas pipeline volumes decreased 6 percent to 13.2 trillion British thermal units per day ("TBtud") for the second quarter of 2014 compared to the second quarter of 2013.  NGL fractionation volumes for the second quarter of 2014 increased 25 percent to a record 845 thousand barrels per day ("MBPD").  Fee-based natural gas processing volumes for the second quarter of 2014 increased 8 percent to a record 4.9 billion cubic feet per day ("Bcfd"), while equity NGL production for the second quarter of 2014 increased 15 percent to 136 MBPD;

•	Enterprise made capital investments of approximately $697 million during the second quarter of 2014, including $77 million of sustaining capital expenditures;

•
Affiliates of privately-held Enterprise Products Company ("EPCO"), which collectively own our general partner and approximately 36 percent of our outstanding limited partner interests, expect to purchase an additional $25 million of common units from Enterprise in August 2014 through the distribution reinvestment plan.  This purchase would bring total purchases by these affiliates in 2014 to $75 million.  EPCO had previously stated an interest in purchasing up to $100 million of Enterprise common units in 2014; and

•
On July 15, 2014, Enterprise announced a two-for-one split of its common units.  The split will be accomplished by distributing one additional common unit for each common unit outstanding.  The additional common units will be distributed on August 21, 2014 to holders of record as of the close of business on August 14, 2014.  All earnings per unit and other unit-related information contained in this press release are on a pre-split basis.

Review of Second Quarter 2014 Results

Net income for the second quarter of 2014 was $647 million versus $553 million for the second quarter of 2013.  On a fully diluted basis, net income attributable to limited partners for the second quarter of 2014 was $0.68 per unit compared to $0.60 per unit for the second quarter of 2013.  Net income for the second quarter of 2013 was reduced by a non-cash charge of $27 million, or $0.03 per unit on a fully diluted basis, associated with the impairment of certain assets.

On July 10, 2014, Enterprise announced an increase in the partnership's quarterly cash distribution with respect to the second quarter of 2014 to $0.72 per unit, representing a 5.9 percent increase over the $0.68 per unit that was paid with respect to the second quarter of 2013.  Enterprise generated distributable cash flow of $954 million for the second quarter of 2014 compared to $925 million for the second quarter of 2013.  Distributable cash flow for the second quarters of 2014 and 2013 included proceeds from the sales of assets of $17 million and $69 million, respectively.

Enterprise's distributable cash flow for the second quarter of 2014 provided 1.4 times coverage of the cash distribution that will be paid on August 7, 2014 to unitholders of record on July 31, 2014.  The partnership retained approximately $293 million of distributable cash flow for the second quarter of 2014, which is available to reinvest in growth capital projects, reduce debt, and decrease the need to issue additional equity.  For the first six months of 2014, Enterprise has retained approximately $730 million of distributable cash flow.

"Enterprise reported another solid quarter driven by record volumes transported on our liquid pipelines, fee-based natural gas processing volumes and NGL fractionation volumes in a quarter that is typically a seasonally weaker quarter," said Michael A. Creel, chief executive officer of Enterprise's general partner.  "This volume growth and strong demand for NGLs, natural gas, crude oil and petrochemicals led to an 11 percent increase in gross operating margin and a 9 percent increase in distributable cash flow, excluding proceeds from asset sales, in the second quarter of 2014 compared to the second quarter of last year."

"We benefitted from cash flow and volume growth associated with $5.7 billion of new assets that have begun operations since the beginning of 2013.  Volumes transported on our liquids pipelines increased by 7 percent attributable to volume growth on our NGL and crude oil pipelines serving production from the Eagle Ford, Rockies, Permian, and Marcellus regions and the Gulf of Mexico. NGL fractionation volumes increased 25 percent due to new facilities that began service in the second half of 2013.  Some of our projects that were recently completed, such as the ATEX ethane pipeline and Front Range NGL pipeline, have volume commitments that increase over a multi-year period," added Creel.

"During the second quarter of 2014, we completed construction on three new infrastructure projects totaling almost $1 billion of capital investment - the loop of the Seaway crude oil pipeline, our refined products marine terminal in Beaumont, Texas and three additional tanks at our ECHO crude oil storage facility.  Our backlog of projects still under construction is approximately $6 billion with expected completion dates extending through 2016.  Our large integrated system continues to create new business opportunities.  We are working hard to further our success in turning these opportunities into capital projects that will provide new streams of cash flow to support future distribution growth," stated Creel.

Review of Second Quarter 2014 Segment Performance

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased 25 percent to $681 million for the second quarter of 2014 compared to $545 million for the same quarter of 2013.

Enterprise's natural gas processing and related NGL marketing business generated gross operating margin of $266 million for the second quarter of 2014 compared to $264 million for the second quarter of 2013.  Gross operating margin from the partnership's natural gas processing plants increased by $26 million primarily due to higher fee-based processing volumes and equity NGL production.  Enterprise's natural gas processing plants reported record fee-based processing volumes of 4.9 Bcfd in the second quarter of 2014 compared to 4.6 Bcfd in the second quarter of 2013.  Enterprise's equity NGL production was 136 MBPD for the second quarter of 2014 compared to 118 MBPD for the second quarter of 2013.  Gross operating margin from Enterprise's NGL marketing activities decreased $24 million primarily due to lower margins and the effects of downtime associated with maintenance and activities preparing for the 2015 expansion of the LPG export terminal on the Houston Ship Channel.  The LPG export terminal resumed operations on July 7, 2014 after a 10-day outage.

Gross operating margin from the partnership's NGL pipelines and storage business increased $73 million, or 39 percent, to $261 million for the second quarter of 2014 from $188 million for the second quarter of 2013.  NGL pipeline volumes increased by 122 MBPD in the second quarter of 2014 to 2.9 million BPD compared to the second quarter of 2013.  The partnership's ATEX ethane pipeline, which began commercial service in January 2014, generated gross operating margin of $35 million for the second quarter of 2014.  ATEX transported approximately 44 MBPD of ethane during the second quarter of 2014.

 The Mid-America and Seminole NGL pipeline systems reported a $19 million increase in gross operating margin in the second quarter of 2014 compared to the same quarter of 2013 due to higher revenues from deficiency fees and an increase in tariffs, which was partially offset by higher operating expenses.  Volumes on the Mid-America and Seminole pipelines were 983 MBPD in the second quarter of 2014 compared to 982 MBPD in the second quarter of last year.  The South Texas NGL pipeline systems reported an $11 million increase in gross operating margin compared to the second quarter of 2013 primarily due to a 78 MBPD increase in volume attributable to production growth from the Eagle Ford shale.

Enterprise's NGL fractionation business reported record gross operating margin of $154 million for the second quarter of 2014, a $61 million increase compared to $93 million reported for the second quarter of last year.  Gross operating margin for the partnership's fractionators at Mont Belvieu increased $63 million to $126 million for the second quarter of 2014 compared to the second quarter of 2013.  This increase in gross operating margin was primarily attributable to a 179 MBPD increase in volume as Fractionators VII and VIII began commercial operations during the second half of 2013.  Fractionation volumes for the second quarter of 2014 increased 25 percent to a record 845 MBPD compared to the same quarter in 2013.

Onshore Natural Gas Pipelines & Services – Enterprise's Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $203 million for the second quarter of 2014 compared to $198 million for the second quarter of 2013.  Total onshore natural gas pipeline volumes were 12.6 TBtud in the second quarter of 2014 compared to 13.3 TBtud in the second quarter of 2013.

The Texas Intrastate system reported a $3 million increase in gross operating margin for the second quarter of 2014 compared to the second quarter of last year primarily due to higher fees.  Our natural gas marketing activities reported a $2 million increase in gross operating margin for the second quarter of 2014 compared to the second quarter of 2013 primarily due to higher sales margins.  Aggregate gross operating margin for the Haynesville, Jonah and Piceance Basin gathering systems declined by $5 million and aggregate volume on these systems declined by 0.5 TBtud in the second quarter of 2014 compared to the second quarter of 2013 due to the effects of reduced drilling activities and  production declines in the regions served by these systems.

Onshore Crude Oil Pipelines & Services – Gross operating margin from the partnership's Onshore Crude Oil Pipelines & Services segment decreased by $13 million to $184 million for the second quarter of 2014 from $197 million for the second quarter of 2013.  Total onshore crude oil pipeline volumes increased 13 percent to 1.3 million BPD for the second quarter of 2014 from 1.1 million BPD for the second quarter of 2013.  Enterprise's South Texas and West Texas crude oil pipeline systems and Eagle Ford joint venture pipeline reported an aggregate $34 million increase in gross operating margin in the second quarter of 2014 compared to the second quarter of 2013 on a 177 MBPD increase in volume.

Enterprise's crude oil marketing business reported a $55 million decrease in gross operating margin in the second quarter of 2014 compared to the second quarter of 2013 due to lower margins that were primarily caused by the substantial decrease in regional price spreads for crude oil.  For example, the average indicative price spread between the benchmark Louisiana Light Sweet and West Texas Intermediate crude oil was $10.41 per barrel for the second quarter of 2013 compared to $2.56 per barrel for the second quarter of 2014.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $162 million for the second quarter of 2014 compared to $163 million for the second quarter of 2013.

The partnership's propylene business reported gross operating margin of $42 million for the second quarter of 2014 compared to $26 million for the second quarter of 2013 primarily due to higher sales margins.  Propylene fractionation volumes were 71 MBPD for the second quarters of both 2014 and 2013.

Gross operating margin for Enterprise's octane enhancement and high-purity isobutylene business was $46 million in the second quarter of 2014 compared to $43 million for the same quarter in 2013.  Total plant production volumes were 20 MBPD for the second quarters of both 2014 and 2013.

Enterprise's refined products pipelines and related services business reported gross operating margin of $24 million for the second quarter of 2014 compared to $49 million for the second quarter of 2013.  Gross operating margin for the second quarter of 2013 included a $24 million benefit from a rate case settlement.  Total pipeline volumes for this business were 616 MBPD for the second quarter of 2014 compared to 555 MBPD for the second quarter of 2013.

Enterprise's butane isomerization business reported gross operating margin of $32 million in the second quarter of 2014 compared to $27 million in the second quarter of 2013.  Butane isomerization volumes were 105 MBPD for the second quarter of 2014 compared to 97 MBPD for the second quarter of 2013.

Enterprise's marine transportation and other services business reported $18 million of gross operating margin for the second quarter of 2014 compared to $17 million for the same quarter of 2013.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $34 million for the second quarter of 2014 compared to $40 million for the same quarter of 2013.

Gross operating margin from Enterprise's offshore crude oil pipeline business was $22 million for the second quarter of 2014 compared to $23 million for the second quarter of 2013.  Total offshore crude oil pipeline volumes were 318 MBPD in the second quarter of 2014 compared to 311 MBPD for the second quarter of 2013.

The Independence Hub platform and Independence Trail pipeline reported aggregate gross operating margin of $8 million for the second quarter of 2014 compared to $13 million for the second quarter of 2013 attributable to lower volumes.  Natural gas volumes on the Independence Trail pipeline were 198 billion British thermal units per day ("BBtud") for the second quarter of 2014 compared to 296 BBtud in the second quarter of 2013.  Total offshore natural gas pipeline volumes (including those for Independence Trail) were 609 BBtud for the second quarter of 2014 compared to 720 BBtud in the second quarter of 2013.

Capitalization

Total debt principal outstanding at June 30, 2014 was approximately $18.4 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At June 30, 2014, Enterprise had consolidated liquidity of approximately $3.7 billion, which was comprised of $242 million of unrestricted cash on hand and approximately $3.5 billion of available borrowing capacity under our revolving credit facility.

Total capital spending in the second quarter of 2014 was $697 million, which includes $77 million of sustaining capital expenditures.

Conference Call to Discuss Second Quarter 2014 Earnings

Today, Enterprise will host a conference call to discuss second quarter 2014 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the company's website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our midstream energy operations include:  natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil gathering, transportation, storage and terminals; offshore production platforms; petrochemical and refined products transportation and services; and a marine transportation business that operates primarily on the U.S. inland and Intracoastal Waterway systems and in the Gulf of Mexico.  The partnership's assets include approximately 51,000 miles of onshore and offshore pipelines; 200 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.  Additional information regarding Enterprise can be found on its website, www.enterpriseproducts.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership's expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise's filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812,
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$12,520.8	$11,149.3	$25,430.7	$22,532.4
Costs and expenses:
Operating costs and expenses	11,639.1	10,367.2	23,519.6	20,787.6
General and administrative costs	47.7	45.5	100.9	95.0
Total costs and expenses	11,686.8	10,412.7	23,620.5	20,882.6
Equity in income of unconsolidated affiliates	50.3	37.6	106.8	82.1
Operating income	884.3	774.2	1,917.0	1,731.9
Other income (expense):
Interest expense	(228.9)	(200.2)	(449.8)	(396.1)
Other, net	1.1	(0.3)	0.8	(0.4)
Total other expense	(227.8)	(200.5)	(449.0)	(396.5)
Income before income taxes	656.5	573.7	1,468.0	1,335.4
Provision for income taxes	(10.0)	(20.4)	(14.8)	(26.8)
Net income	646.5	553.3	1,453.2	1,308.6
Net income attributable to noncontrolling interests	(8.8)	(0.8)	(16.7)	(2.6)
Net income attributable to limited partners	$637.7	$552.5	$1,436.5	$1,306.0

Per unit data (fully diluted): (1)
Earnings per unit	$0.68	$0.60	$1.53	$1.43
Average limited partner units outstanding (in millions)	940.2	918.5	939.1	914.8

Supplemental financial data:
Net cash flows provided by operating activities	$467.8	$531.0	$1,871.9	$1,530.9
Cash used in investing activities	$693.4	$955.4	$1,554.9	$1,802.6
Cash provided by (used in) financing activities	$(520.8)	$(810.6)	$(131.9)	$300.9
Depreciation, amortization and accretion	$331.1	$307.8	$651.0	$599.8
Distributions received from unconsolidated affiliates	$85.4	$68.0	$157.1	$119.3
Total debt principal outstanding at end of period	$18,382.7	$16,967.7	$18,382.7	$16,967.7

Non-GAAP gross operating margin by segment: (2)
NGL Pipelines & Services	$680.9	$544.9	$1,460.9	$1,137.4
Onshore Natural Gas Pipelines & Services	203.0	197.7	423.4	388.5
Onshore Crude Oil Pipelines & Services	184.0	197.2	343.7	433.6
Offshore Pipelines & Services	33.6	39.7	72.9	80.2
Petrochemical & Refined Products Services	161.7	162.7	292.1	333.6
Total gross operating margin	$1,263.2	$1,142.2	$2,593.0	$2,373.3

Non-GAAP distributable cash flow (3)	$953.8	$924.7	$2,040.8	$1,821.7

Non-GAAP Adjusted EBITDA (4)	$1,242.9	$1,103.8	$2,601.6	$2,353.9

Capital spending:
Capital expenditures, net (5)	$477.1	$809.5	$1,172.5	$1,432.4
Investments in unconsolidated affiliates	214.1	256.5	498.8	547.9
Other investing activities	6.0	--	6.0	--
Total capital spending	$697.2	$1,066.0	$1,677.3	$1,980.3

(1)   On July 15, 2014, the Partnership announced that its general partner had approved a two-for-one unit split. The additional common units will be distributed on August 21, 2014. All per unit amounts and number of units outstanding presented on this Exhibit A are on a pre-split basis.
(2)   See Exhibit D for reconciliation to GAAP operating income.
(3)   See Exhibit E for reconciliation to net cash flows provided by operating activities.
(4)   See Exhibit F for reconciliation to net cash flows provided by operating activities.
(5)   Capital expenditures for property, plant and equipment are presented net of contributions in aid of construction cost.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,866	2,744	2,855	2,641
NGL fractionation volumes (MBPD)	845	678	819	693
Equity NGL production (MBPD) (2)	136	118	136	120
Fee-based natural gas processing (MMcf/d) (3)	4,941	4,581	4,829	4,553
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	12,617	13,307	12,569	13,189
Onshore Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	1,297	1,145	1,279	1,073
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	609	720	589	726
Crude oil transportation volumes (MBPD)	318	311	326	303
Platform natural gas processing (MMcf/d)	152	224	150	234
Platform crude oil processing (MBPD)	9	14	13	14
Petrochemical & Refined Products Services, net:
Butane isomerization and deisobutanizer volumes (MBPD)	188	165	171	150
Propylene fractionation volumes (MBPD)	71	71	72	70
Octane additive and related plant production volumes (MBPD)	20	20	13	18
Transportation volumes, primarily refined products and petrochemicals (MBPD)	756	688	730	684
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	5,237	4,888	5,190	4,701
Natural gas transportation volumes (BBtus/d)	13,226	14,027	13,158	13,915
Equivalent transportation volumes (MBPD) (4)	8,718	8,579	8,653	8,363

(1)   Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)   Volumes reported correspond to the revenue streams earned by our gas plants.
(4)   Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 MMBtus of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.									Exhibit C
Selected Commodity Price Information
							Polymer Grade Propylene,	Refinery Grade Propylene,
	Natural Gas,			Normal Butane,		Natural Gasoline,			WTI Crude Oil,	LLS Crude Oil,
		Ethane,	Propane,		Isobutane,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound	$/barrel	$/barrel
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(4)	(4)
2013 by quarter:
1st Quarter	$3.34	$0.26	$0.86	$1.58	$1.65	$2.23	$0.75	$0.65	$94.37	$113.93
2nd Quarter	$4.10	$0.27	$0.91	$1.24	$1.27	$2.04	$0.63	$0.53	$94.22	$104.63
3rd Quarter	$3.58	$0.25	$1.03	$1.33	$1.35	$2.15	$0.68	$0.58	$105.82	$109.89
4th Quarter	$3.60	$0.26	$1.20	$1.43	$1.45	$2.10	$0.68	$0.56	$97.46	$100.94
YTD 2013 Averages	$3.65	$0.26	$1.00	$1.39	$1.43	$2.13	$0.69	$0.58	$97.97	$107.34
2014 by quarter:
1st Quarter	$4.95	$0.34	$1.30	$1.39	$1.42	$2.12	$0.73	$0.61	$98.68	$104.43
2nd Quarter	$4.68	$0.29	$1.06	$1.25	$1.30	$2.21	$0.70	$0.57	$102.99	$105.55
YTD 2014 Averages	$4.81	$0.31	$1.18	$1.32	$1.36	$2.17	$0.72	$0.59	$100.84	$104.99

(1)   Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)   NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)   Polymer-grade propylene prices represent average contract pricing for such product as reported by Chemical Market Associates, Inc. ("CMAI"). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by CMAI.
(4)   Crude oil prices are based on commercial index prices for West Texas Intermediate ("WTI") as measured on the New York Mercantile Exchange ("NYMEX") and for Louisiana Light Sweet ("LLS") as reported by Platts.

Period-to-period fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $1.03 per gallon during the second quarter of 2014 versus $0.95 per gallon for the second quarter of 2013.

The market price of natural gas (as measured at the Henry Hub in Louisiana) averaged $4.68 per MMBtu during the second quarter of 2014 versus $4.10 per MMBtu during the second quarter of 2013 – a 14 percent increase.  The increase in prices is generally due to higher natural gas demand for power generation.

The market price of WTI crude oil (as measured on the NYMEX) averaged $102.99 per barrel during the second quarter of 2014 compared to $94.22 per barrel during the second quarter of 2013.  As a result of our recent crude oil pipeline infrastructure improvements, we have greater access to U.S. Gulf Coast refiners.  Typically, these refining customers purchase crude oil based on LLS prices, which averaged $105.55 per barrel during the second quarter of 2014 compared to $104.63 per barrel during the second quarter of 2013.

A decrease in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a decrease in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be lower due to comparable decreases in the purchase prices of the underlying energy commodities.  The same correlation would be true in the case of higher energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.			Exhibit D
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Total gross operating margin (non-GAAP)	$1,263.2	$1,142.2	$2,593.0	$2,373.3
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(312.4)	(289.7)	(613.8)	(566.5)
Subtract impairment charges not reflected in gross operating margin	(3.7)	(27.1)	(12.5)	(38.1)
Add gains or subtract losses attributable to asset sales and insurance recoveries not reflected in gross operating margin	6.8	(5.7)	96.4	58.2
Subtract non-refundable deferred revenues attributable to shipper make-up rights on new pipeline projects included in gross operating margin	(21.9)	--	(45.2)	--
Subtract general and administrative costs not reflected in gross operating margin	(47.7)	(45.5)	(100.9)	(95.0)
Operating income (GAAP)	$884.3	$774.2	$1,917.0	$1,731.9

We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our executive management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

In total, gross operating margin represents operating income exclusive of (1) depreciation, amortization and accretion expenses, (2) impairment charges, (3) gains and losses attributable to asset sales and insurance recoveries and (4) general and administrative costs.  In addition, gross operating margin includes equity in income of unconsolidated affiliates and non-refundable deferred transportation revenues relating to the make-up rights of committed shippers associated with certain pipelines.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

Enterprise Products Partners L.P.			Exhibit E
Distributable Cash Flow - UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Net income attributable to limited partners (GAAP)	$637.7	$552.5	$1,436.5	$1,306.0
Adjustments to GAAP net income attributable to limited partners to derive non- GAAP distributable cash flow:
Add depreciation, amortization and accretion expenses	331.1	307.8	651.0	599.8
Add distributions received from unconsolidated affiliates	85.4	68.0	157.1	119.3
Subtract equity in income of unconsolidated affiliates	(50.3)	(37.6)	(106.8)	(82.1)
Sustaining capital expenditures	(76.9)	(74.8)	(155.2)	(132.1)
Add losses or subtract gains attributable to asset sales and insurance recoveries	(6.8)	5.7	(96.4)	(58.2)
Add cash proceeds from asset sales and insurance recoveries	16.9	68.7	113.2	199.2
Subtract losses from the monetization of interest rate derivative instruments	--	--	--	(168.8)
Add deferred income tax expense or subtract benefit, as applicable	0.4	21.3	0.6	14.8
Add impairment charges	3.7	27.1	12.5	38.1
Subtract other miscellaneous adjustments to derive non-GAAP distributable cash flow	12.6	(14.0)	28.3	(14.3)
Distributable cash flow (non-GAAP)	953.8	924.7	2,040.8	1,821.7
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Add sustaining capital expenditures reflected in distributable cash flow	76.9	74.8	155.2	132.1
Subtract cash proceeds from asset sales and insurance recoveries reflected in distributable cash flow	(16.9)	(68.7)	(113.2)	(199.2)
Add losses from the monetization of interest rate derivative instruments	--	--	--	168.8
Add or subtract the net effect of changes in operating accounts, as applicable	(541.1)	(401.2)	(198.6)	(409.2)
Add miscellaneous non-cash and other amounts to reconcile non-GAAP distributable cash flow with GAAP net cash flows provided by operating activities	(4.9)	1.4	(12.3)	16.7
Net cash flows provided by operating activities (GAAP)	$467.8	$531.0	$1,871.9	$1,530.9

(1)   Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Enterprise Products Partners L.P.					Exhibit F
Adjusted EBITDA - UNAUDITED
($ in millions)
					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013	2014
Net income (GAAP)	$646.5	$553.3	$1,453.2	$1,308.6	$2,751.7
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(50.3)	(37.6)	(106.8)	(82.1)	(192.0)
Add distributions received from unconsolidated affiliates	85.4	68.0	157.1	119.3	289.4
Add interest expense, including related amortization	228.9	200.2	449.8	396.1	856.2
Add provision for income taxes	10.0	20.4	14.8	26.8	45.5
Add depreciation, amortization and accretion in costs and expenses	322.4	299.5	633.5	585.2	1,233.7
Adjusted EBITDA (non-GAAP)	1,242.9	1,103.8	2,601.6	2,353.9	4,984.5
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Subtract interest expense, including related amortization, reflected in Adjusted EBITDA	(228.9)	(200.2)	(449.8)	(396.1)	(856.2)
Subtract provision for income taxes reflected in Adjusted EBITDA	(10.0)	(20.4)	(14.8)	(26.8)	(45.5)
Add losses or subtract gains attributable to asset sales and insurance recoveries	(6.8)	5.7	(96.4)	(58.2)	(121.5)
Add deferred income tax expense or subtract benefit, as applicable	0.4	21.3	0.6	14.8	23.7
Add impairment charges	3.7	27.1	12.5	38.1	67.0
Add or subtract the net effect of changes in operating accounts, as applicable	(541.1)	(401.2)	(198.6)	(409.2)	113.0
Add miscellaneous non-cash and other amounts to reconcile non-GAAP Adjusted EBITDA with GAAP net cash flows provided by operating activities	7.6	(5.1)	16.8	14.4	41.5
Net cash flows provided by operating activities (GAAP)	$467.8	$531.0	$1,871.9	$1,530.9	$4,206.5

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to adjusted EBITDA is net cash flows provided by operating activities.